United States securities and exchange commission logo





                     April 13, 2022

       Melissa Schaeffer
       Senior Vice President and Chief Financial Officer
       AIR PRODUCTS & CHEMICALS INC /DE/
       1940 Air Products Boulevard
       Allentown, Pennsylvania 18106

                                                        Re: AIR PRODUCTS &
CHEMICALS INC /DE/
                                                            Form 10-K for the
Year Ended September 30, 2021
                                                            Form 10-Q for the
Period Ended December 31, 2021
                                                            File No. 001-04534

       Dear Ms. Schaeffer :

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences